                                                                     Exhibit 4.9
                                                                  Execution Copy


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                             SUBSCRIPTION AGREEMENT


                             DATED 13 NOVEMBER 2006




                   YINGLI GREEN ENERGY HOLDING COMPANY LIMITED


                        YINGLI POWER HOLDING COMPANY LTD.


                      RELATING TO THE SUBSCRIPTION OF UP TO
                        US$85,000,000 BONDS DUE 2008 OF,
                       AND CONVERTIBLE INTO NEWLY ISSUED,
                 ORDINARY SHARES OF PAR VALUE US$0.01 PER SHARE
                 IN YINGLI GREEN ENERGY HOLDING COMPANY LIMITED










--------------------------------------------------------------------------------


                               (WHITE & CASE LOGO)

                      YINGLI GREEN HOLDING COMPANY LIMITED


                                 Cayman Islands



                          US$85,000,000 bonds due 2008




                                                                13 November 2006

Ladies and Gentlemen:

     Yingli Green Energy Holding Company Limited, a limited liability company organised under the laws of the Cayman Islands (the "COMPANY"), agrees with Yingli Power Holding Company Ltd. (the "PURCHASER") as follows:

1.   AUTHORIZATION OF BONDS; SECURITY.

1.1  THE BONDS.

     The Company has authorised the issue and sale of US$85,000,000 aggregate principal amount of its bonds due 2008 (the "BONDS") comprising (i) US$38,000,000 Tranche A Bonds due 2008 (the "TRANCHE A BONDS") and (ii) US$47,000,000 Tranche B Convertible Bonds due 2008 (the "TRANCHE B BONDS") convertible into its ordinary shares of the Company of par value US$0.01 per share (the "SHARES"). Unless otherwise defined herein, certain capitalised terms used in this Agreement shall have the meanings given to them in the trust deed (or in the Conditions relating thereto) to be dated on or about 13 November 2006 and to be entered into between the Company and DB Trustees (Hong Kong) Limited as trustee (the "TRUST DEED") and references to a "SCHEDULE" are, unless otherwise specified, references to a Schedule attached to this Agreement.

     The form of the Bonds (including the terms and conditions applicable to the Bonds (the "CONDITIONS")) are scheduled to the Trust Deed. The Purchaser is bound by, and is deemed to have notice of all the provisions of the Trust Deed. Copies of the Trust Deed are available for inspection during normal business hours at the specified office for the time being of the Trustee, being at the date hereof, 55/F Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

1.2  SECURITY.

     As further surety for their payment obligations in respect of the Bonds, the Company has provided certain security to the Trustee pursuant to the CB Security Documents, which security the Trustee will hold on trust for the holders of the Bonds from time to time pursuant to the terms of the Trust Deed.

2.   SALE AND PURCHASE OF BONDS.

     Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite the Purchaser's name in Schedule A at the purchase price (the "SUBSCRIPTION PRICE") specified in a letter agreement between the Company and the Purchaser. The terms and conditions of the Bonds shall be in the form as set forth in

Schedule 1 (in the case of the Tranche A Bonds) and Schedule 2 (in the case of the Tranche B Bonds), in each case attached to the agreed form of the Trust Deed.

3.   CLOSING.

3.1  ISSUE OF BONDS.

     At 15:00 hours (Hong Kong time) on 16 November 2006 (the "CLOSING") or such other time and date as the Company and the Purchaser shall determine, the Company will issue and deliver the definitive Certificates to the Purchaser with any issuance or transfer taxes payable in connection with the issue or transfer to the Purchaser of the Bonds duly paid by the Company.

3.2  PAYMENT.

     Against such delivery the Purchaser will pay or cause to be paid to the Company the net subscription monies of the Bonds, less the expenses referred to in Section 8. Such payment shall be made by the Purchaser in US Dollars in immediately available funds to the YGEH Account in accordance with Condition
6.3.1 of the Bonds.

4.   CONDITIONS TO CLOSING.

     The Purchaser's obligation to purchase and pay for the Bonds to be sold to it at the Closing is subject to the fulfillment to the Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

4.1  REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2  PERFORMANCE; NO DEFAULT.

     The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Trust Deed required to be performed or complied with by it prior to or at the Closing; and after giving effect to the issue and sale of the Bonds no Default shall have occurred and be continuing.

4.3  COMPLIANCE CERTIFICATES.

     The Company shall have delivered to the Purchaser's nominee (being Deutsche Bank A.G. ("DEUTSCHE BANK")) an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

4.4  OPINIONS OF COUNSEL.

     Deutsche Bank shall have received opinions in form and substance satisfactory to it, dated the date of the Closing and addressed to it (a) from White & Case, English legal advisers to Deutsche Bank, in connection with such transactions and covering such other matters incidental to the transactions contemplated hereby as Deutsche Bank may reasonably request, (b) from Maples & Calder, Cayman Islands and BVI legal counsel to Deutsche Bank in connection with such transactions, and covering such other matters incident to such transactions as Deutsche Bank may reasonably request and (c) Global Law Office, PRC counsel to Deutsche Bank in connection with such transactions, and covering such other matters incidental to such transactions as Deutsche Bank may reasonably request.

4.5  PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

     On the date of the Closing the Purchaser's purchase of Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, (b) not violate any applicable law or regulation (including, without limitation, any provision of the Financial Services and Markets Act 2000 of the United Kingdom (the "FSMA"), any regulation promulgated pursuant to the FSMA or the Securities Act, as amended) (the "REGULATIONS")) and
(c) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

4.6  PROCEEDINGS AND DOCUMENTS.

     All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and the Trust Deed and all documents and instruments incident to such transactions shall be satisfactory to Deutsche Bank and the Purchaser, and Deutsche Bank and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

4.7  SECURITY AND OTHER TRANSACTION DOCUMENTS.

     The Trust Deed shall have been duly authorised, executed and delivered by the parties thereto, and on the Closing Date the Trust Deed shall be in full force and effect and the Security Documents shall have been duly authorised, executed and delivered by the Company, and on the Closing Date the Security Documents and other Transaction Documents (other than the Second Escrow Agreement and the PRC Share Pledges) shall be in full force and effect.

4.8  CERTIFICATES ETC.

     The Company to have provided Deutsche Bank copies of (i) all relevant constitutional documents and corporate authorities of the Company and the other Group members; (ii) all necessary governmental approval documents related to the Company and the other Group members as set out in Schedule B and (iii) a list of the authorised signature list (including specimen signatures) for each Person authorised to sign this Agreement and all related documents on behalf of the Company and the other Group members.

4.9  FINANCIAL STATEMENTS.

     The Company to have provided Deutsche Bank the financial statements referred to in Condition 5.6 of the Bonds.

4.10 CONSENTS.

     The consents in writing (in form and substance satisfactory to Deutsche
Bank) from Inspiration Partners Limited ("IPL") and TB Management Ltd ("TBM") to the Transaction Documents and the matters contemplated thereunder (including, without limitation, waiver by PIL and TBM of any right of first refusal, co-sale right and participation right in relation to any shares in the capital of the Company that are or may be issued or transferred pursuant to the Transaction Documents, issuance of the Notes by the Purchaser, pledge by the Purchaser of its shares in the capital of the Company, assignment by the Purchaser of the Material Contracts to which IPL and/or TBM are party, and any amendment to the constitutive documents of the Company as contemplated by the Transaction Documents).

4.11 YGEH ACCOUNT AND ISSUER ACCOUNT.

     Each of the Company and the Purchaser shall have established an account with Deutsche Bank AG, Hong Kong Branch (the "YGEH ACCOUNT" and "ISSUER ACCOUNT" respectively).

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company in respect of itself and its Subsidiaries gives the representations and warranties to the Purchaser as set out in Condition 5 of the
Conditions:

6.   REPRESENTATIONS OF THE PURCHASER.

6.1  PURCHASE OF BONDS.

     The Purchaser represents and warrants to and agrees with the Company that
(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue and sale of any Bonds in circumstances in which section 21(1) of the FSMA does not apply to the Company and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

     The Purchaser understands that the Bonds and the Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The Purchaser represents that it has offered and sold the Bonds, and agrees that it will offer and sell the Bonds (i) as part of their distribution at any time and
(ii) otherwise until 40 days after the later of the commencement of the offering and the Closing, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, neither it, its affiliates, nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Bonds, and it has complied and will comply with the offering restrictions requirement of Regulation S. The Purchaser agrees that, at or prior to confirmation of sale of Bonds, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Bonds from it during the distribution compliance period a confirmation or notice to substantially the following effect:

     "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons
(i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

6.2  NO PUBLIC OFFER.

     The Purchaser represents and warrants to and agrees with the Company that no action has been or will be taken in any jurisdiction by it that would, or is intended to, permit a public offering of the Bonds, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.

7.   COVENANTS OF THE COMPANY.

     The Company covenants and undertakes as follows:

7.1  USE OF PROCEEDS.

     The Company undertakes to procure and ensure that the proceeds of the issue of the Bonds are used in accordance with Condition 6.3.1 of the Trust Deed.

7.2  TAXES.

     That all payments under this Agreement by the Company shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the BVI, Cayman Islands or the PRC or any political sub-division or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event the Company shall pay such additional amounts as will result in the receipt by the Purchaser of such amounts as would have been received by it if no such withholding or deduction had been required.

7.3  STAMP DUTIES.

     The Company agrees to pay (a) any and all stamp or other similar documentary taxes or duties (including any interest and penalties thereon or in connection therewith) payable in connection with the authorisation, issuance or delivery of the Bonds and the execution, delivery and performance of the Trust Deed, the Agency Agreement, this Agreement, the CB Security Documents and the other Transaction Documents; and (b) any value added tax payable in connection with the commissions or other amounts payable or allowed under the Trust Deed, the Agency Agreement, this Agreement, the CB Security Documents and the other Transaction Documents and the Company shall indemnify promptly upon demand the Purchaser against any liabilities, losses, costs, expenses (including, without limitation, legal fees and value added tax thereon) and claims, actions or demands which it may incur as a result of or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.   EXPENSES, ETC.

     The Company and the Purchaser have come to a separate arrangement as to expenses in relation to the issue of the Bonds, including, without limitation, structuring fees and other commissions, costs and expenses payable in respect of the issue of the Bonds. The Company agrees that such amounts may be deducted from the proceeds paid to the Company on the Closing.

9.   SURVIVAL; ENTIRE AGREEMENT.

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Bonds, the purchase or transfer by the Purchaser of the Bonds or portion thereof or interest therein and the payment of the Bonds, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of the Purchaser or any other holder of a Bond. In addition, the provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Bonds or the delivery of a termination notice under Section 13 and regardless of any investigation by any party to this Agreement.

     All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Bonds embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

10.  NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognised overnight delivery service (charges prepaid), or
(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognised overnight delivery service (with charges prepaid). Any such notice must be sent:

          (i) if to the Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as the Purchaser or its nominee shall have specified to the Company in writing,

          (ii) if to any other holder of any Bond, to such holder at such address as such holder shall have specified to the Company in writing,

          (ii) if to the Company to No. 3055 Middle Fuxing Road, Baoding, People's Republic of China, Facsimile: +86 312 3151 881, Attention: Conghui Liu or at such other address as the Company shall have specified to the holder of each Bonds in writing.

     Notices under this Section 10 will be deemed given only when actually received.

11.  INDEMNIFICATION.

     The Company undertakes to the Purchaser that if the Purchaser or any of its Related Parties incurs any Loss arising out of, in connection with or based on
(a) any inaccuracy of any representation and warranty by the Company in this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated) or (b) any breach by the Company of any of its covenants or undertakings in this Agreement, the Company shall pay to the Purchaser, promptly on demand an amount equal to such Loss. The Purchaser shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Section 11. This undertaking to make payment will be in addition to any liability which the Company may otherwise have. The Contracts (Right of Third Parties) Act 1999 applies to this Clause 11.

12.  TERMINATION.

12.1 RIGHT TO TERMINATE.

     The Purchaser may give a termination notice to the Company at any time prior to the payment of the net proceeds to the Company on the Closing if:

          (a) any representation and warranty by the Company in this Agreement is or proves to be untrue or incorrect in any material respect on the date of this Agreement or on any date on which it is deemed to be repeated;

          (b) the Company fails to perform any of its obligations under this Agreement; or

          (c) any of the conditions in Section 4 is not satisfied or waived by the Purchaser on or before the Closing.

12.2 CONSEQUENCES.

     Upon the giving of a termination notice and subject to Clause 12.3:

          (a) the Company shall be discharged from performance of its obligations under Clauses 3.1 and 4; and

          (b) the Purchaser shall be discharged from performance of their respective obligations under Clause 3.2 and Section 6.

12.3 SAVING.

     A discharge pursuant to this Section 12 shall not affect the other obligations of the parties to this Agreement and shall be without prejudice to accrued liabilities.

13.  MISCELLANEOUS.

13.1 SUCCESSORS AND ASSIGNS.

     All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

13.2 SEVERABILITY.

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

13.3 CONSTRUCTION.

     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

13.4 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

13.5 DEFINITIONS.

     Terms defined in the Trust Deed and Conditions to the Bonds have the same meanings where used herein unless separately defined herein.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     "LOSS" means any loss, liability, cost, claim, charge, damage or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon).

     "RELATED PARTY" means, in respect of any person, any Affiliate of that person or any representative, officer, director, employee or agent of that person or any such Affiliate or any person by whom any of them is controlled within the meaning of Section 15 of the Securities Act or Section 20 of the United States Securities Exchange Act of 1934, as amended.

14.  GOVERNING LAW AND JURISDICTION.

14.1 GOVERNING LAW.

     This Agreement is governed by, and shall be construed in accordance with, English law.

14.2 JURISDICTION.

     The Company agrees for the benefit of the Purchaser that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement ("PROCEEDINGS") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

14.3 NON-EXCLUSIVITY.

     The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Purchaser to take Proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

14.4 APPROPRIATE FORUM.

     The Company irrevocably waives any objection which it might now or hereafter have to any of the specified courts being nominated as the forum to hear and determine any Proceedings and agrees not to claim that any such court is not a convenient or appropriate forum.

14.5 PROCESS AGENT.

     The Company agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to Law Debenture Corporate Services Limited, 100 Wood Street, London EC2V 7EX, United Kingdom, or, if different, its registered office for the time being or at any address of the Company in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed so to accept service of process, the Company shall, (i) notify the Purchaser; and (ii) appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, the Purchaser shall be entitled to appoint such a person by written notice to the Company. Nothing in this paragraph shall affect the right of the Purchaser to serve process in any other manner permitted by law.

14.6 CONSENT TO ENFORCEMENT.

     The Company irrevocably consents generally to the giving of any relief or the issue of any process in connection with any Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment or award which may be made or given in such Proceedings or arbitral proceedings.

15.  RIGHTS OF THIRD PARTIES.

     Unless otherwise specified, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement

If each Purchaser is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company whereupon the foregoing shall become a binding agreement between the Purchaser and the Company.

Yours faithfully,

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED.




-------------------------------------
Name:
Director/Attorney
Duly authorised for and on behalf of YINGLI GREEN ENERGY HOLDING COMPANY
LIMITED.





-------------------------------------
In the presence of:
Name:
Address:

The foregoing is hereby

agreed to as of the

date thereof.

YINGLI POWER HOLDING COMPANY LTD.




-------------------------------------
Name:
Director/Attorney
Duly authorised for and on behalf of YINGLI POWER HOLDING COMPANY LTD.





-------------------------------------
In the presence of:
Name:
Address:

                                   SCHEDULE A

This Schedule A shows the names of the Purchaser under the foregoing Subscription Agreement and the principal amounts of Bonds to be purchased by the Purchaser.



           NAME                ADDRESS                          US DOLLAR AMOUNT
           ----                -------                          ----------------
Yingli Power Holding           No. 3055 Middle Fuxing Road      US$85,000,000
Company Ltd.                   Baoding
                               People's Republic of China


                               Facsimile:  +86 312 3151 881


                               Attention: Conghui Lui

                                   SCHEDULE B

                         Governmental approval documents


1. The modification to the Foreign Exchange Registration Form of PRC Individual Overseas Investment (CHINESE CHARACTERS) issued by SAFE, Baoding Sub-branch in relation to the Series A Financing between Inspiration Partners Limited, YGEH, the Company and Mr. Liansheng Miao.

2.   The following approvals related to the business of Subsidiaries of TYNER:

(a) The latest Business License (CHINESE CHARACTERS) of Chengdu Yingli New Energy Resources Co., Ltd.

(b) The latest Business License (CHINESE CHARACTERS) of Tibet Tianwei Yingli New Energy Resources Co., Ltd.

(c) The latest Business License (CHINESE CHARACTERS) of Baoding Yingli Guangfu Co., Ltd.

(d) The latest Approval Certificate (CHINESE CHARACTERS) of Baoding Yingli Guangfu Co., Ltd.

(e) The latest Business License (CHINESE CHARACTERS) of Tibet Keguang Industry and Trading Co., Ltd.


                                       13